Exhibit 10.16

SAKS INCORPORATED

DEFERRED COMPENSATION PLAN

(as amended and restated effective January 1, 2009)

12/14/2008

TABLE OF CONTENTS

INTRODUCTION		1-1
1.01	Establishment and Name of Plan	1-1
1.02	Intent and Status of Plan	1-1

DEFINITIONS		2-1
2.01	Account	2-1
2.02	Basic Compensation	2-1
2.03	Beneficiary	2-1
2.04	Board	2-1
2.05	Bonus Compensation	2-1
2.06	Change in Control	2-1
2.07	Class Share	2-2
2.08	Committee	2-2
2.09	Code	2-2
2.10	Compensation	2-2
2.11	Corporation	2-3
2.12	Deferral Election	2-3
2.13	Deferred Compensation Account	2-3
2.14	Director	2-3
2.15	Disability	2-3
2.16	Effective Date	2-3
2.17	Elective Deferral Amounts	2-3
2.18	Employee	2-4
2.19	ERISA	2-4
2.20	Frozen Account	2-4
2.21	Initial Eligibility Period	2-4
2.22	In-Service Class Share	2-4
2.23	Investment Credits	2-4
2.24	Lost Match Amounts	2-4
2.25	Open Enrollment Period	2-4
2.26	Other Employer Amounts	2-4
2.27	Participant	2-4
2.28	Participating Company	2-4
2.29	Plan	2-4
2.30	Plan Year	2-4
2.31	Retirement	2-4
2.32	Retirement Class Share	2-5
2.33	Separation from Service	2-5
2.34	Specified Employee	2-5
2.35	Stock Grant	2-5
2.36	Stock Grant Account	2-5
2.37	Stock Grant Deferral Amounts	2-5
2.38	Unforeseeable Emergency	2-6
2.39	Valuation Date	2-6

ELIGIBILITY AND PARTICIPATION		3-1
3.01	Eligibility	3-1
3.02	Participation	3-1
3.03	Termination of Participation for Purposes of Making Deferrals	3-1
3.04	Special Participation for Purposes of Deferring Stock Grants	3-1

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ACCOUNTS		4-1
4.01	Accounts	4-1
4.02	Deferral Elections by Participants	4-2
4.03	Lost Match Amounts	4-3
4.04	Other Employer Amounts	4-4
4.05	Transitional Elections	4-4
4.06	Investment Credits	4-4
4.07	Default Provisions	4-5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS		5-1
5.01	In General	5-1
5.02	Scheduled Retirement and In-Service Distributions	5-1
5.03	Separation from Service Prior to Retirement	5-2
5.04	Payments After Participant’s Disability	5-2
5.05	Payments After Participant’s Death	5-2
5.06	Designation of Beneficiaries	5-3
5.07	Six-Month Delay for Specified Employees	5-3
5.08	Short-Term Delays	5-3
5.09	Hardship Withdrawals	5-3
5.10	Distributions from Stock Grant Account	5-3
5.11	Distributions in Event of Change in Control	5-3
5.12	Delay in Distributions	5-4
5.13	Tax Withholding	5-4
5.14	Committee Rules and Procedures	5-4

FINANCING AND UNFUNDED STATUS		6-1
6.01	Costs Borne by the Participating Companies	6-1
6.02	Source of Benefit Payments and Medium of Financing the Plan	6-1
6.03	Unfunded Status	6-1

ADMINISTRATION		7-1
7.01	General Administration	7-1
7.02	Committee Procedures	7-1
7.03	Claims Procedures	7-1
7.04	Facility of Payment	7-1
7.05	Indemnification of Committee Members	7-2

AMENDMENT AND TERMINATION OF PLAN		8-1
8.01	Amendment	8-1
8.02	Plan Termination	8-1
8.03	No Liability for Plan Amendment or Termination	8-2

GENERAL PROVISIONS		9-1
9.01	Limitation of Rights	9-1
9.02	No Assignment or Alienation of Benefits	9-1
9.03	Successors	9-1
9.04	Governing Law	9-1

12/14/2008

ARTICLE 1

INTRODUCTION

1.01	Establishment and Name of Plan.

Proffitt’s, Inc. established, as of April 1, 1997, an unfunded, deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Participating Companies, entitled the “Proffitt’s, Inc. Supplemental Savings Plan.”

The Plan has been amended from time to time, including a complete amendment and restatement of the Plan effective as of April 12, 1999, pursuant to which Saks Incorporated became the sponsor of the Plan and the name of the Plan was changed to the “Saks Incorporated Supplemental Savings Plan.”

The Plan was again amended and restated effective as of May 1, 2002, pursuant to which the name of the Plan was changed to “Saks Incorporated Deferred Compensation Plan.” The Plan has further been amended from time to time.

This document is an amendment and restatement of the Plan and shall be effective as of January 1, 2009, except as specifically otherwise provided.

1.02	Intent and Status of Plan.

The Plan is intended to be an unfunded plan maintained by the Corporation with the Participating Companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (and intended to be within the exemptions therefore in, without limitation, sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and section 2520.104-23 of the Labor Regulations). The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is not intended to be qualified as a qualified plan under section 401(a) of the Code; rather, the Plan is intended to be a “nonqualified” plan.

With the exception of Frozen Accounts as defined as Section 2.20 hereof, it is intended that this Plan comply with Code section 409A and all relevant regulations and other guidance in effect relating to this Code section. During the period beginning January 1, 2005 and ending on the Effective Date of this amendment and restatement, this Plan is intended to operate in accordance with the reasonable and good faith compliance standards established by said regulations and other guidance. During said transition period, the Plan is specifically authorized to take advantage of any available transition relief, including but not limited to relief related to changes in payout elections.

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ARTICLE 2

DEFINITIONS

Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01	“Account” means the combination of the Participant’s Deferred Compensation Account, Stock Grant Account, Frozen Account and such other accounts as may be established under the Plan on behalf of the Participant. All amounts which are credited to such Account are credited solely for computation purposes.

2.02	“Basic Compensation” means the portion of a Participant’s Compensation that is paid in the form of base salary. For Directors, the term Basic Compensation means retainers and attendance fees paid by the Corporation to the Director for service as a Director.

2.03	“Beneficiary” means the person, persons or entities designated by the Participant to receive benefits hereunder upon the death of the Participant.

2.04	“Board” means the Board of Directors of the Corporation.

2.05	“Bonus Compensation” means the portion of a Participant’s Compensation that is paid in the form of a bonus as part of the Participating Company’s annual bonus program. Bonuses paid outside the annual bonus program are not considered to be Bonus Compensation.

2.06	“Change in Control” means a change in the ownership of the Corporation where any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

For purposes of this Plan and applying the definition of Change of Control:

1.	Permitted transfers shall be disregarded when determining whether a Change of Control has occurred.

2.	If any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the stock of the Corporation, the acquisition of additional stock in the Corporation by the same person or persons is not considered to cause a Change of Control of the Corporation.

3.	An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock in the Corporation.

4.	Persons will not be considered to be acting as a group solely because they purchase or own stock of the Corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of another entity and the Corporation enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with that other entity.

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5.	If a person, including an entity, owns stock in the Corporation, and an interest in another entity (or entities) that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Corporation, such shareholder is considered to be acting as a group with the other shareholders of the Corporation, as appropriate, only with respect to the ownership in the Corporation prior to the transaction giving rise to the change and not with respect to the ownership in the other entity (or entities).

6.	Code section 318(a) applies to determine ownership of the stock of the Corporation. Stock underlying a vested option is considered owned by the individual or other person who holds the vested option (and the stock interest underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual or other person who holds the option.

7.	A Change of Control does not occur when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer.

2.07	“Class Share” means a distribution subaccount within an Account type established on behalf of the Participant, in accordance with the rules and procedures described in Articles 4 and 5 hereof. For each Class Share, the Participant shall establish:

(a)	the percentage of each contribution or deferral to be credited to that Class Share,

(b)	the investment fund or funds to be used to determine Investment Credits for the Class Share,

(c)	the payout parameters applicable to the Class Share.

Once an amount has been credited to a Class Share, it cannot later be transferred to a different Class Share.

2.08	“Committee” means the Retirement Committee appointed by the Board to administer the Plan pursuant to Article 8 hereof. If no such Retirement Committee has been appointed, then the term Committee shall mean the Human Resources and Compensation Committee of the Board, or any of its delegates.

2.09	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10	“Compensation” means the cash compensation which is earned and otherwise payable to a Participant, including any amounts that would be payable as cash compensation except for the Participant’s election to defer such amount under this Plan or a plan under Code section 401(k) or Code section 125. For members of the Board, the term Compensation means retainers and attendance fees paid by the Corporation to the Director for service as a Director.

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2.11	“Corporation” means Saks Incorporated, a Tennessee corporation, and any business organization or corporation into which Saks Incorporated may be merged or consolidated or by which it may be succeeded.

2.12	“Deferral Election” means an election made by a Participant to defer Compensation and/or Stock Grants into the Plan, and shall involve selections regarding:

(a)	the percentages of Basic Compensation, Bonus Compensation, and/or Stock Grant (separate percentages for each) to be deferred into the Plan;

(b)	the Class Share(s) into which such deferral amounts are to be credited, along with the portion of each such deferral amount to be credited to the respective selected Class Share(s); and/or

(c)	if not already established, the payout parameters (pursuant to Section 5.02 hereof) associated with each applicable Class Share.

2.13	“Deferred Compensation Account” means the account established by the Participating Companies pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s Elective Deferral Amounts, Lost Match Amounts, Other Employer Amounts, and Investment Credits thereon and from which any distributions and in-service withdrawals shall be subtracted.

2.14	“Director” means a member of the Board.

2.15	“Disability” means a physical or mental condition of a Participant resulting in:

(a)	evidence that the Participant is deemed to be totally disabled by the Social Security Administration, or

(b)	evidence that the Participant is unable to engage in any substantial gainful activity by reason of such condition physical or mental condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)	evidence that the Participant, by reason of such physical or mental condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving disability benefits for a period of not less than three months under a disability insurance program sponsored by a Participating Company.

Whether or not a Participant meets any or all of the above conditions will be determined solely and exclusively by the Committee.

2.16	“Effective Date” means April 1, 1997, the date the Plan was established.

The effective date of this amendment and restatement is January 1, 2009, except as otherwise indicated within a specific provision.

2.17	“Elective Deferral Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account due to the Participant’s Deferral Election made with regard to Basic Compensation and Bonus Compensation.

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2.18	“Employee” means a person, other than an independent contractor, who is receiving remuneration from the Employer for services rendered to, or labor performed for, the Employer (or who would be receiving such remuneration except for an authorized leave of absence). The term Employee shall also include Directors.

2.19	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.20	“Frozen Account” means the Participant’s account balance in this Plan as of December 31, 2004, plus subsequent Investment Credits thereon and minus any distributions therefrom.

2.21	“Initial Eligibility Period” means the thirty (30) day period beginning on the date an Employee first becomes eligible to participate in the Plan.

2.22	“In-Service Class Share” means a Class Share used to account for amounts to be distributed at a specified time selected by the Participant without regard to the Participant’s Retirement.

2.23	“Investment Credits” means amounts credited by a Participating Company to a Participant’s Account pursuant to Section 4.06.

2.24	“Lost Match Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account pursuant to Section 4.03.

2.25	“Open Enrollment Period” means a period established by the Committee or its representative during which eligible Employees are allowed to enroll in the Plan and/or make Deferral Elections.

2.26	“Other Employer Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account pursuant to Section 4.04.

2.27	“Participant” means an eligible Employee participating in the Plan pursuant to the provisions of Article 3 hereof.

2.28	“Participating Company” means the Corporation and any organization which is in the Corporation’s controlled group within the meaning of Code section 1563(a).

2.29	“Plan” means this Saks Incorporated Deferred Compensation Plan as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

2.30	“Plan Year” means the twelve (12) consecutive month period beginning on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.31	“Retirement” means the Participant’s Separation from Service after having met either of the following conditions:

(a)	attainment of age 65 while actively employed by one or more of the Participating Companies;

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(b)	attainment of age 55 while actively employed by one or more of the Participating Companies and completion of at least 5 years of service with the Participating Companies.

2.32	“Retirement Class Share” means a Class Share used to account for amounts to be distributed pursuant to the Participant’s Retirement.

2.33	“Separation from Service” means the Participant’s ceasing to be employed by the Participating Companies on account of a termination of employment or Retirement. A Separation from Service will not be deemed to have occurred if the Participant continues to perform services as a consultant or an Employee in excess of any amount of time permitted herein.

(a)	Leave of absence. The employment relationship is treated as continuing in effect while the Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed six months, or, if longer, as long as the Participant’s right to reemployment with the Participating Companies is provided either by statute or contract. Otherwise, after a six-month leave of absence, the employment relationship is deemed terminated.

(b)	Part-time status. Whether or not a termination of employment occurs is determined based on all the facts and circumstances. Notwithstanding the foregoing, if the Participant is providing services to the Participating Companies at a rate that is equal to 20% or less of the services rendered during the immediately preceding three calendar years of employment (or a lesser period, if relevant), Separation from Service will be presumed to have occurred. Where the Participant continues to provide services, a Separation from Service will not be presumed to have occurred if the Participant is providing services at an annual level that is more than 50% of the services rendered during the immediately preceding three calendar years.

(c)	Same Desk Rule. If, as part of an asset sale, one or more Employees of the seller retains the same job at the buyer, the seller and buyer can specify in the asset sale agreement (or other agreement prior to closing) whether or not such Employees who continue “at the same desk” with the buyer will be treated as Separated from Service with the seller for purposes of the Plan, provided that all Employees who continue at the buyer are treated consistently and the asset sale results from bona fide arm’s-length negotiations.

2.34	“Specified Employee” means a “key employee” as defined in Code section 416(i) (without regard to subparagraph (5) thereof).

2.35	“Stock Grant” means a grant of common stock of the Corporation made by the Participating Companies to a Participant, or that would be made to such Participant but for the fact that the Participant deferred the grant into the Plan.

2.36	“Stock Grant Account” means the account established by the Participating Companies pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s Stock Grant Deferral Amounts and Investment Credits thereon and from which any distributions and any in-service withdrawals shall be subtracted.

2.37	“Stock Grant Deferral Amounts” means amounts credited by a Participating Company to a Participant’s Stock Grant Account pursuant to Section 4.01(b).

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2.38	“Unforeseeable Emergency” means:

(a)	a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s Beneficiary, spouse, or dependent as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B);

(b)	loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance);

(c)	the imminent foreclosure or eviction from the Participant’s primary residence;

(d)	the need to pay for medical expenses (including non-refundable deductibles and prescription drugs);

(e)	the need to pay funeral expenses of a spouse, Beneficiary, or dependent; and

(f)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Committee, in its sole discretion, shall determine whether or not the Participant has suffered an Unforeseeable Emergency.

2.39	“Valuation Date” means each business day that the applicable trading markets and the Plan’s record keeper are open for business, or such other dates as the Committee, in its discretion, may designate.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01	Eligibility.

Eligibility to participate in the Plan shall be limited to Directors and full-time salaried Employees of the Participating Companies who are in a select group of management or highly compensated Employees and who are designated, from time to time, by the Committee as eligible to participate in the Plan. The Employees eligible to participate shall be those eligible Employees as described above who meet either of the following conditions:

(a)	Annual base salary of at least one-hundred fifty thousand dollars ($150,000),

(b)	Employees who were actually enrolled in the Plan and making deferral contributions to the Plan in the first pay period of 2009.

An Employee shall be considered eligible to participate in the Plan on the date he is notified that he is eligible to participate.

Notwithstanding the above, Employees who are paid on an hourly basis shall be considered as an excluded class for purposes of the Plan and shall not be eligible to participate in the Plan.

3.02	Participation.

An Employee eligible to participate in the Plan as provided in Section 3.01 hereof who is not a Participant may elect to become a Participant in the Plan by electing to defer Compensation or by being credited with employer contributions as described in Article 4 hereof.

3.03	Termination of Participation for Purposes of Making Deferrals.

Participation in the Plan for purposes of being able to make Elective Deferral Amounts under this Plan shall terminate when a Participant’s employment with the Participating Companies as an Employee terminates, on the last day of the Plan Year during which the Participant transfers to an excluded class of Employees, or on the last day of the Plan Year such Participant is no longer designated by the Committee as an Employee eligible to participate in the Plan.

3.04	Special Participation for Purposes of Deferring Stock Grants

Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may allow an Employee eligible to participate in the Plan to elect to defer special compensation that such Employee may become eligible to receive in the form of a Stock Grant.

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ARTICLE 4

ACCOUNTS

4.01	Accounts.

On behalf of Participating Companies, Accounts shall be established and maintained for Participants as described in this Section 4.01. All accounts shall be book reserve accounts only, and all amounts credited to such Accounts shall be solely for computation purposes. The Committee shall have the authority to establish rules concerning the creation, operation and maintenance of such Accounts and Class Shares thereunder.

(a)	Deferred Compensation Account. A Deferred Compensation Account shall be established and maintained for each Participant or former Participant, as needed, for the purpose of determining deferred compensation payable to the Participant attributable to Elective Deferral Amounts, Lost Match Amounts and Other Employer Amounts. In addition, a Participant may choose to maintain up to four Class Shares under the Deferred Compensation Account, as follows:

(1)	Retirement Class Share - A Participant may elect to maintain either zero or one Retirement Class Share in the Deferred Compensation Account.

(2)	In-service Class Shares - A Participant may elect to maintain up to three In-Service Class Shares in the Deferred Compensation Account.

(b)	Stock Grant Account. A Stock Grant Account shall be established and maintained for each Participant or former Participant, as needed, for the purpose of determining deferred compensation payable to the Participant attributable to Stock Grant Deferral Amounts. In addition, a Participant may choose to maintain up to three Class Shares under the Stock Grant Account, as follows:

(1)	Retirement Class Share - A Participant may elect to maintain either zero or one Retirement Class Share in the Stock Grant Account.

(2)	In-service Class Shares - A Participant may elect to maintain up to two In-Service Class Shares in the Stock Grant Account.

(c)	Frozen Account. A Frozen Account shall be maintained for each Participant or former Participant with an Account under the Plan as of December 31, 2004, with a beginning balance on December 31, 2004 equal to the total balance of the Participant’s Account on that date. No additional contribution credits shall be made to such Frozen Accounts after December 31, 2004, but Investment Credits shall continue to be credited. Frozen Accounts are exempt from the requirements of Code section 409A and the regulations thereunder, and any future amendments to the Plan shall not apply to Frozen Accounts except as expressly provided in such amendments.

(d)	Vesting. All Accounts in the Plan shall be fully vested at all times.

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4.02	Deferral Elections by Participants.

Participants may elect to defer Compensation and/or Stock Grants into the Plan in accordance with the provisions of this Section.

(a)	General Rules. Participants who wish to defer Compensation and/or Stock Grants into the Plan shall do so by making one or more valid Deferral Elections as described in this Section.

A Deferral Election with regard to Basic Compensation or Bonus Compensation may be made only during an Initial Eligibility Period or an Open Enrollment Period, and shall become applicable as described in subsection (b)(1) and (b)(2) below. Such a Deferral Election made during a given election period may be revoked or modified at any time through and including the last day of said election period, at which time the Deferral Election becomes irrevocable. The Deferral Election must then remain in effect through the end of the calendar year to which it first applies. Furthermore such Deferral Elections shall be “evergreen.” That is, they shall remain in force from calendar year to calendar year until such time as they are changed or revoked by a subsequent valid Deferred Election applicable to a later calendar year.

A Deferral Election with regard to a Stock Grant may be made at any time, provided such Deferral Election complies with the applicable election timing requirements described in subsections (b)(3) and (b)(4) below. Deferral Elections with regard to Stock Grants apply only to the specific Stock Grants referenced in the Deferral Election, and are not “evergreen.”

Deferral Elections shall be made in such manner as is determined by the Committee.

(b)	Applicability of Deferral Elections. Deferral Elections shall be applicable as provided in this Section 4.02(b).

(1)	Basic Compensation

(i)	Deferral Elections made during an Initial Eligibility Period shall apply as soon as administratively feasible to Basic Compensation earned after the election.

(ii)	Deferral Elections made during an Open Enrollment Period shall apply to Basic Compensation on the January 1 next following the end of the Open Enrollment Period.

(2)	Bonus Compensation

(i)	Deferral Elections made during the first six (6) months of a calendar year shall apply to the annual fiscal performance period beginning in that same calendar year, which in turn corresponds to Bonus Compensation to be paid during the calendar year following the calendar year of the election.

(ii)	Deferral Elections made during the last six (6) months of a calendar year shall apply to the annual fiscal performance period beginning in the next calendar year, which in turn corresponds to Bonus Compensation to be paid during the second calendar year following the calendar year of the election.

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(3)	Stock Grants

Deferral Elections with respect to performance-based Stock Grants shall be made pursuant to the requirements of subsection (b)(4) below. Deferral Elections with respect to Stock Grants which are not performance-based must be made no later than the end of the calendar year prior to the calendar year in which the Stock Grand is earned. Notwithstanding the foregoing, if the Participant has a legally binding right to a non performance-based Stock Grant in a subsequent calendar year that is conditioned on the Participant’s providing services for at least twelve (12) months, a Deferral Election with respect to such Stock Grant may be made on or before the thirtieth (30th) day after the Participant obtains the legally binding right to the Stock Grant, provided that the Deferral Election is made at least twelve (12) months before the Stock Grant becomes vested.

(4)	Performance-Based Elections

Notwithstanding the foregoing, Deferral Elections with respect to Compensation and/or Stock Grants not otherwise provided for herein, which are performance-based must be made at least six (6) months prior to the end of the performance period. For purposes for this Section, whether or not Compensation and/or Stock Grants are performance-based is determined pursuant to Code section 409A and the regulations thereunder.

(c)	Limitations on Deferral Percentage Amounts. A Participant may elect to make a deferral of up to ninety percent (90%) of the Participant’s Basic Compensation and up to one hundred percent (100%) of the Participant’s Bonus Compensation and Stock Grants otherwise payable to him. Notwithstanding the foregoing, the deferral limit applicable to Basic Compensation for Directors shall be one hundred percent (100%).

(d)	Cessation of Deferrals for In-Service Class Shares. Deferrals into an In-Service Class Share must be discontinued at least one full calendar year before the first scheduled distribution from that In-Service Class Share.

(e)	Withholding and Crediting of Deferral Amounts. The Participating Company shall withhold the specified amounts deferred by the Participant hereunder which is otherwise payable to the Participant, and shall credit amounts equal to such withheld amounts to the Participant’s Account.

4.03	Lost Match Amounts.

At the discretion of the Committee with respect to a Plan Year, Lost Match Amounts may be credited to a Participant’s Deferred Compensation Account for such Plan Year in accordance with the provisions of this Section. For a Plan Year with respect to which the Committee has determined that Lost Match Amounts shall be credited, this Section shall apply to a Participant whose employer matching contribution under the Saks Incorporated 401(k) Retirement Plan (the “401(k) Plan”) for such Plan Year was limited due to the operation of the deferral limit under Code section 402(g) and the

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compensation limit under Code section 401(a)(17). Such a Participant who is eligible to participate in the Plan for the given Plan Year (whether or not actually making deferrals for the Plan Year) shall have a Lost Match Amount credited to his Deferred Compensation Account for such Plan Year in the amount described herein, provided he is employed by a Participating Company on the last day of the Plan Year and further provided that his total compensation exceeds the limit under Code section 401(a)(17) for the Plan Year. The amount of the Lost Match Amount to be credited to the Participant’s Deferred Compensation Account for a given Plan Year shall be calculated as the amount by which the Participant’s employer matching contribution in the 401(k) Plan for such Plan Year is reduced due to the operation of the Code section 402(g) and 401(a)(17) limits, calculated based on the Participant’s Basic Compensation net of his Elective Deferral Amounts. Provided, however, that such Lost Match Amount may not exceed the amount permitted for such purpose under Code section 409A and the regulations thereunder. The Committee shall have sole authority to establish rules concerning the operation of this Section.

This Section shall be effective as of January 1, 2008.

4.04	Other Employer Amounts.

At the discretion of the Board, other amounts (as deferred compensation), if any, may be credited to a Participant’s Deferred Compensation Account in such amount or amounts and at such time or times as the Board may in its sole discretion determine. Any such amounts must meet the terms and conditions of Code section 409A and the regulations thereunder and shall constitute “Other Employer Amounts” for purposes of this Plan.

4.05	Transitional Elections.

Notwithstanding any provisions in the Plan to the contrary prior to the January 1, 2009, with respect to contributions, deferrals and Investment Credits for the 2005, 2006, 2007 or 2008 Plan Year, each Participant shall be permitted to change the Class Share and/or payout elections for existing Class Shares for such contributions, deferrals and Investment Credits; provided, however, that such election shall be made on or before December 31, 2008. Provided, further, that any such election made in 2006 may neither specify a payment date in 2006 nor defer amounts otherwise payable in 2006, an election made in 2007 may neither specify a payment date in 2007 nor defer amounts otherwise payable in 2007, and an election made in 2008 may neither specify a payment date in 2008 nor defer amounts otherwise payable in 2008.

4.06	Investment Credits.

At the time each Class Share is established, the Participant shall specify in such form as may be prescribed by the Committee, separately for each Class Share, the investment funds in which the Class Share balance shall be deemed to be invested for purposes of adjusting such balance to reflect income, gains, losses and expenses.

As of each Valuation Date, each Class Share in the Participant’s Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Class Share would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant’s Class Share been invested in the investment funds (as defined below) selected by the Participant in accordance with the Participant’s investment election. The adjustments

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made as of each Valuation Date to the Participant’s Class Share shall be made in any manner that the Committee, in its sole discretion, may direct. The “investment funds” shall consist of one or more mutual funds, collective funds or other similar funds or arrangements designated by the Committee, in its sole discretion, for Participant’s investment elections. The Committee may, in its sole discretion, offer shares of common stock of the Corporation as an investment fund, and may designate additional investment funds or terminate existing investment funds. A Participant shall make investment elections at such times and in such manner as required or allowed by the Committee. The investment election shall designate the portion of the Participant’s Class Share which is to be treated as invested in each available investment fund. A Participant’s investment election shall remain in effect until the Participant files a change in investment election with the Committee. A Participant may request a change in his investment election with respect to future deferrals and, separately, with respect to existing balances, at any time, with such request to be implemented at such time as the Committee deems appropriate. Investment election change requests shall be made in such manner as prescribed by the Committee. If a Participant fails to make an investment election with respect to a Class Share, the Participant’s Class Share shall be deemed invested in the default investment fund as indicated in Section 4.07 hereof. A Participant’s Class Share shall continue to be adjusted under this Section 4.06 until deemed completely distributed in accordance with the terms of the Plan.

The Committee shall have the authority to block or reverse investment changes involving shares of common stock of the Corporation, in accordance with any “insider trading” rules or procedures maintained by the Corporation.

4.07	Default Provisions

(a)	Default Class Share. In the event that the Participant fails to designate a Class Share to which a particular amount is to be credited, the amount shall, by default, be credited to the Participant’s Retirement Class Share. The Participant may not later move the amount to a different Class Share.

(b)	Default Payout Provisions. In the event that an amount is credited, by default, to the Participant’s Retirement Class Share and said Retirement Class Share has not been assigned payout provisions pursuant to Article 5 hereof, the payout provisions applicable to the Retirement Class Share will, by default, be:

(1)	one (1) installment;

(2)	payable as provided in Section 5.02(b)(2)(A).

The Participant may later change the payout provisions only in accordance with the provisions of Section 5.02(c).

(c)	Default Investment. The default investment fund shall be the investment fund designated for the “balanced asset class” offered as an investment fund under this Plan. If there is no investment fund designated for the balanced asset class, then the Committee, in its sole discretion, shall designate the default investment fund. In the event that a Participant fails to designate the investment fund or funds applicable to any portion of his Account, then the default investment fund shall be used as the investment fund for that portion of the Participant’s Account. The Participant may at any time thereafter change the investment fund or funds applicable to that portion of his Account.

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ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.01	In General.

Except with regard to the payment of Frozen Accounts as described in Section 4.01(c) hereof, the benefits to be paid as deferred compensation are governed by the provisions of this Article 5. Frozen Accounts are subject to the distribution rules under the Plan as it existed on December 31, 2004, and are not subject to the distribution rules described in Article 5 hereof.

5.02	Scheduled Retirement and In-Service Distributions.

(a)	Elections. The Corporation, on behalf of the Participating Company or Companies, shall distribute benefits pursuant to this Section based on the Class Shares elected by the Participant, as provided herein. Payout parameters and investment elections shall be made with respect to each Class Share established pursuant to Section 4.01 when that Class Share is initially established.

(b)	Scheduled Payments. Benefit payments under this Section shall be made in annual installments based on the payment schedule elected by the Participant. If the Participant elects to receive only one installment, the entire balance in the applicable Class Share shall be paid in a single lump sum payment. The payout parameters available to the Participant are as follows:

(1)	For each In-Service Class Share the Participant shall designate the number of annual installments, from one to ten, and the year in which installments are to commence, with scheduled distributions to be made as of January 31 of the scheduled year, based on the Class Share value as of the last business day in that January.

(2)	For each Retirement Class Share the Participant shall designate the number of annual installments, from one to fifteen. In addition, the Participant shall elect (with respect to each Retirement Class Share) whether installments are to commence:

(A)	as soon as possible after Retirement, as determined by the Corporation, with the initial scheduled distribution to be made no later than ninety (90) days after Retirement and subsequent scheduled distributions to be made as of January 31 of the scheduled year, based on the Class Share value as of the last day in that January.

(B)	the calendar year after the calendar year in which Retirement occurs, with scheduled distributions to be made as of January 31 of the scheduled year, based on the Class Share value as of the last business day in that January.

If a Participant fails to make an election between (A) and (B), he will be deemed to have elected the commencement date under (A) above.

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Upon Retirement, any remaining scheduled in-service distributions shall, except as provided in Sections 5.04 and 5.05 hereof, be made in accordance with the previously determined schedule.

(c)	Changes to Payout Parameters. A participant may elect to change the payout parameters for any Class Share under the following conditions:

(1)	Any such change election shall not be effective until twelve (12) months after the date on which the election is made.

(2)	Any such change election related to a Class Share shall result in at least a five (5) year delay in the payments from that Class Share.

(3)	Any such change election related to an In-Service Class Share must be made at least twelve (12) months prior to the initial payment from that In-Service Class Share.

For purposes of the timing rules for payment elections described in this subsection (c), installment payments shall be treated as a single payment which occurs on the date of the first installment.

5.03	Separation from Service Prior to Retirement.

If a Participant experiences a Separation from Service for any reason prior to qualifying for Retirement, subject to Section 5.07, the Participant’s vested Accounts shall be paid in a lump sum within ninety (90) days of the date of Separation from Service, as determined by the Corporation.

5.04	Payments After Participant’s Disability.

If the Participant experiences a Disability before his benefit under the Plan has been fully distributed to him, then the deferred compensation benefits otherwise payable with respect to such Participant under the Plan shall be paid in a lump sum to the Participant as soon as administratively possible, as determined by the Corporation, but not more than ninety (90) days, after the Committee determines that the Participant meets the conditions stipulated in Section 2.15 hereof regarding Disability.

5.05	Payments After Participant’s Death.

If the Participant dies before his benefit under the Plan has been fully distributed to him, then the deferred compensation benefits otherwise payable with respect to such Participant under the Plan shall be paid in a lump sum to the Beneficiary or Beneficiaries designated by the Participant as soon as administratively possible, as determined by the Corporation, but not more than ninety (90) days, after the Participant’s death.

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5.06	Designation of Beneficiaries.

The Participant may designate in such manner as is required by the Committee primary and contingent Beneficiaries to receive any deferred compensation benefit payments which may be payable hereunder following the Participant’s death and the proportions in which such Beneficiaries are to receive such payments. The Participant may change such designation from time to time and the last designation delivered to the Committee or its agent prior to the Participant’s death will control. If the Participant fails to specifically designate such a Beneficiary, or if no designated Beneficiary survives the Participant, or if all designated Beneficiaries who survive the Participant die before all payments are made, then the remaining payments shall be made to the Participant’s surviving spouse if such spouse is then living; if such spouse is not living, then to the executors or administrators of the estate of the Participant. The Committee may determine the identity of such persons and shall incur no responsibility by reason of the payment of such interest in accordance with any such determination made in good faith.

5.07	Six-Month Delay for Specified Employees.

Notwithstanding any other provision in the Plan, a Participant due a benefit attributable to Separation from Service who is a Specified Employee as of the date his Separation from Service occurs shall have the commencement of his benefit delayed for a period of six (6) months following the date his Separation from Service occurs.

5.08	Short-Term Delays.

Notwithstanding anything in thie Plan to the contrary, a payment under the Plan shall be paid no later than the last day of the calendar year of the date of event triggering payment or, if later, by the 15th day of the third calendar month following of the date of the event triggering payment.

5.09	Hardship Withdrawals.

In the event of an Unforeseeable Emergency, a Participant may, notwithstanding the other provisions of this Article 5, request to receive a distribution from his Account (exclusive of his Frozen Account) in an amount not to exceed the amount reasonably necessary to meet the Unforeseeable Emergency. A distribution may not be made under this Section if the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance, liquidation of the Participant’s assets (to the extent this liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under this Plan.

5.10	Distributions from Stock Grant Account.

Distributions from the Participant’s Stock Grant Account shall be in the form of cash. Notwithstanding the foregoing, the Participant may elect to have distributions from his Stock Grant Account be made in the form of shares of Corporation Stock, provided that an amount equal to any partial shares shall be distributed in cash.

5.11	Distributions in Event of Change in Control.

In the event of a Change in Control, vested benefits of Participants shall be paid after the Change in Control. Notwithstanding the foregoing, a Participant may, subject to the election change provisions of Section 5.02(c) hereof, elect to have his vested Accounts maintained in the Plan and paid as otherwise provided in this Article 5.

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5.12	Delay in Distributions.

Notwithstanding anything to the contrary in this Plan, the Plan Administrator may delay the timing of payment of all or a portion of amounts otherwise payable to a Participant under this Plan if (a) calculation of the amount payable is not administratively practicable due to events beyond the control of the Participant, or (b) the making of the payment would jeopardize the ability of the Company as an ongoing concern. In which case, payment of the amounts otherwise payable shall be made during the first taxable year in which such calculation is administratively practicable, or the making of the payment would not have such effect, as applicable.

5.13	Tax Withholding.

If, at the time of distribution, the Participant does not tender to the Corporation an amount equal to the amount required to be withheld for income taxes due as a result of the distribution, then the Participant shall be deemed to have authorized the Corporation to withhold enough of the distribution to pay such tax withholding amount.

5.14	Committee Rules and Procedures

Notwithstanding the above, the Committee may establish such rules and procedures as it deems appropriate regarding distributions from the Plan, provided that any such rules and procedures may not conflict with the requirements of Code section 409A and the regulations thereunder.

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ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01	Costs Borne by the Participating Companies.

The costs of the Plan shall be borne by the Participating Companies or, at the election of the Committee, by the trust if one is created pursuant to Section 6.02 hereof.

6.02	Source of Benefit Payments and Medium of Financing the Plan.

Benefits payable under the Plan to any Participant shall be paid directly by the Participating Company which employs the Participant. The Participating Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Participating Company may, in the discretion of the Committee, make investments in the funds designated by the Committee as investment funds in amounts equal or unequal to Participants’ Accounts hereunder, the Participating Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Participating Company subject to the claims of its general creditors. Notwithstanding the foregoing, the Corporation, in its discretion, may maintain one or more grantor trusts (“trust”) to hold assets to be used for payment of benefits under the Plan. The assets of the trust with respect to benefits payable to the employees of each Participating Company shall remain the assets of such Participating Company subject to the claims of its general creditors. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Participating Company and shall discharge the Participating Company of any further liability under the Plan for such payments.

6.03	Unfunded Status.

This Plan is intended to be unfunded for purposes of both ERISA and the Code.

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ARTICLE 7

ADMINISTRATION

7.01	General Administration.

The Board or its designee shall appoint a Committee consisting of not less than three (3) persons to administer the Plan. Any member of the Committee may at any time be removed, with or without cause, and his successor appointed by the Human Resources and Compensation Committee of the Board or its designee, and any vacancy caused by death, resignation or other reason shall be filled by the Human Resources and Compensation Committee of the Board or its designee. The Committee shall be the plan administrator of the Plan and in general shall be responsible for the management and administration of the Plan. The Committee shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. No member of the Committee who is an employee of the Participating Companies shall receive compensation for his services to the Plan. The Committee shall have such duties and powers as may be necessary to discharge its duties under this Plan.

The fiscal records of the Plan shall be maintained on the basis of the Plan Year.

7.02	Committee Procedures.

The Committee may act at a meeting or in writing without a meeting. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. All decisions shall be made by majority vote. No member of the Committee who is at any time a Participant in this Plan shall vote in a decision of the Committee (whether in a meeting or by written action) made specifically and uniquely with respect to such member of the Committee or amount, payment, timing, form or other aspect of the benefits of such Committee member under this Plan.

7.03	Claims Procedures

Any claim for benefits under the Plan shall be handled by the Committee, pursuant to the claims procedures established under the 401(k) Plan, which procedures are incorporated herein by this reference. No action at law or in equity or other litigation may be brought to recover benefits under the Plan unless brought within 12 months after the issuance of the Committee’s decision on review of the claim upon which the cause of action is based or, if earlier, the date on which the cause of action occurred with respect to any matter that is the subject of such litigation. Benefits will be paid under the Plan only if the Committee or its delegate, in its discretion, determines that an applicant is entitled to them.

7.04	Facility of Payment.

Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge to the Committee and the Participating Companies of any liability for the making of such payment under the provisions of the Plan.

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7.05	Indemnification of Committee Members.

The Participating Companies shall indemnify and hold harmless each member of the Committee against any and all liability, claims, damages and expense (including all expenses reasonably incurred in his defense in the event that the Participating Companies fail to provide such defense upon his written request) which the Committee member may incur while acting in good faith in the administration of the Plan.

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ARTICLE 8

AMENDMENT AND TERMINATION OF PLAN

8.01	Amendment.

The Committee, the Board or their agents may amend the Plan (without the consent of any Participant, former Participant or Beneficiary) at any time, provided that such amendment does not decrease or divest any then Participant or former Participant of the vested amounts in his Account as of the date of amendment.

8.02	Plan Termination.

The Board may terminate the Plan (without the consent of any Participant, former Participant or Beneficiary) at any time in accordance with the provisions described herein.

A Successor Company under a plan of reorganization may adopt the Plan for Participants employed by the Successor Company. With the approval of the Board, all assets and liabilities may be transferred to the Successor Company for Participants employed by the Successor Company. For this purpose, “Successor Company” shall mean any company which adopts this Plan for any former employees who become employees of a Successor Company under a plan of reorganization.

The Plan may be terminated, and Participant’s Accounts distributed, at the Boards discretion, under any of the following conditions:

(a)	The Corporation may terminate the Plan at its sole discretion, provided that:

(1)	all arrangements sponsored by the Corporation that would be aggregated with this Plan under section 1.409A-1(c)(2) of the regulations under Code section 409A are terminated with respect to all participants;

(2)	no payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within twelve (12) months of the termination of the Plan;

(3)	all payments will be made within twenty-four (24) months of such termination;

(4)	the Corporation does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code section 409A and the regulations thereunder at any time within the three year period following the date of termination of the Plan, and

(5)	the termination does not occur proximate to a downturn in the financial health of the Corporation.

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(b)	The Corporation, at its discretion, may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(1)	the calendar year in which the Plan termination occurs;

(2)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	the first calendar year in which the payment is administratively practicable.

(c)	The Corporation, at its discretion, may terminate the Plan pursuant to irrevocable action taken by the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided:

(1)	all agreements, methods, programs and other arrangements sponsored by the Corporation (or its successor) immediately after the Change in Control which are treated as a single plan under section 1.409A-1(c)(2) of the regulations under Code section 409A are also terminated;

(2)	all payments to Participant are made within twelve (12) months of the date of Plan termination; and

(3)	all participants under the other terminated similar arrangements described in clause (1) are required to receive all amounts of deferred compensation within twelve (12) months of the action taken by the Corporation (or its successor) to terminate such arrangements.

If the Plan is terminated pursuant to this subsection (c), than any elections by Participants pursuant to Section 5.11 hereof shall be superceded by the Plan termination.

A Plan termination shall not reduce the amounts credited to the Account of any Participant or the vesting of any Participant, determined as of the date of such termination. Such termination shall be in writing and authorized by the Board.

8.03	No Liability for Plan Amendment or Termination.

Neither the Corporation, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Corporation shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future credits made on Participant’s behalf hereunder had the Plan remained in effect.

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ARTICLE 9

GENERAL PROVISIONS

9.01	Limitation of Rights.

Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Employee, Participant, Beneficiary, or other person any legal or equitable right against the Participating Companies, except as provided herein. Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment of the Participating Companies or their subsidiaries.

9.02	No Assignment or Alienation of Benefits.

The rights of a Participant, former Participant, Beneficiary or any other person to payment of benefits under this Plan shall not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise. Provided, however, that a Participant shall have the right to designate in accordance with the provisions of Section 5.06 hereof primary and contingent Beneficiaries to receive benefit payments subsequent to the death of the Participant.

9.03	Successors.

The provisions of this Plan shall be binding upon and inure to the benefit of the Corporation, its successors, and assigns, and each Participant and his heirs, executors, administrators and legal representatives. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of the Corporation, and successors of any such corporation or other business entity.

9.04	Governing Law.

Except to the extent Federal law is controlling, the provisions of this Plan shall be interpreted and construed according to the laws of the State of Tennessee to the extent not preempted by applicable law.

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IN WITNESS WHEREOF, the Corporation has caused this Plan to be duly executed for and on behalf of the Corporation by its duly authorized officer on this the             day of             , 2008.

SAKS INCORPORATED

By:
Title:

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